Exhibit 99.1

Muscle Maker Inc. (Nasdaq: GRIL) Crosses $200 Million Revenue Milestone in First 3 months of Operation of New Subsidiary, Sadot LLC

Sadot Exceeded Initial $3.3 Million Net Income Performance Milestone (Unaudited) as of December 31, 2022

Milestone Triggered Appointment of Two New Board Members Effective March 1, 2023 – Hannah Oh, Ray Shankar

Forth Worth Texas, Feb. 06, 2023 (GLOBE NEWSWIRE) ———— Muscle Maker, Inc. (Nasdaq: GRIL), (“the Company”), today announced its new wholly owned subsidiary, Sadot LLC (“Sadot”), has crossed the $200 million revenue milestone in its first 3 months of operation. Sadot generated $58,517,750 in revenue in January 2023. Sadot, in its first three months of operation, has now generated $209,103,394 in total revenue for Muscle Maker, Inc.

With over $200 million in revenue in only 90 days, the Sadot diversification strategy and its management and guidance by AGGIA is proving to have a positive impact on Muscle Maker overall. AGGIA has performed and earned the right to nominate two additional board members to Muscle Maker upon exceeding $3.3 million in net income as per the performance metrics posted in the November 18, 2022 8K filing of the AGGIA service and operating agreements.

As part of its new diversification strategy, Muscle Maker formed Sadot LLC with a goal of launching Muscle Maker into a new era of growth by creating a comprehensive, global food company that stretches from sustainable farming, agricultural commodity shipping and trading, distribution, production and ultimately reaches consumers through our restaurant, franchise and meal prep companies. Muscle Maker hired AGGIA, an international agriculture consulting firm, to perform the day-to-day operations of Sadot.

“Our first undertaking for Sadot is focused on agricultural commodity shipping and trading,” said Mike Roper, CEO of Muscle Maker, Inc. “We hired AGGIA to run the day-to-day operations of Sadot. AGGIA’s experience and relationships in the agricultural industry have proven critical in the performance of Sadot to date. As part of our agreement with AGGIA and its key performance metrics, AGGIA earned the right to nominate 2 additional members to the Muscle Maker board of directors. Just last week, the company announced the addition of Hannah Oh and Ray Shankar to the Muscle Maker board of directors effective March 1, 2023. We are very excited to bring on key members with knowledge and experience in international and agricultural businesses.”

Sadot signed a service and operating agreement with AGGIA (“AGGIA agreements”) on November 18, 2022. As part of the AGGIA agreements, based on key performance metrics and subject to shareholder approval, AGGIA can earn the right to nominate up to 8 additional members to the Muscle Maker board of directors. As per the AGGIA agreements, AGGIA can nominate 2 new members upon Sadot achieving $3.3 million in net income, 2 more members upon Sadot achieving $6.6 million in net income and a final 3 new members upon Sadot achieving $9.9 million in net income. AGGIA also will earn shares of Muscle Maker common stock, based on net income generated, at $1.5625 per share.

The complete AGGIA agreements can be viewed in our 8K filing posted on November 18, 2022.

The preliminary, unaudited financial results included in this press release are based on information available as of January 31, 2023, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker Grill Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and by direct-to-consumer ready-made meal prep options. Brands include Muscle Maker Grill Restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. The menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

About Sadot, LLC

Sadot is a wholly owned subsidiary of Muscle Maker, Inc. Sadot’s goal is to create a comprehensive , global food company that stretches from sustainable farming, agricultural commodity shipping and trading, distribution, production and ultimately reaches consumers through our restaurant, franchise and meal prep companies. Sadot currently focuses on international agricultural commodity shipping and trading for items such as soybean meal, wheat and corn. Shipments are via commercial cargo ships that can range between 25,000 to 75,000 metric tons.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com